EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-215574 and Form S-8 Nos. 333-171350 and 333-197216) of Sabra Health Care REIT, Inc. of our report dated February 17, 2017 with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2017.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 28, 2017